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                                                                    EXHIBIT 2.10


                             AGREEMENT OF SALE AND
                        AMENDMENT TO PURCHASE AGREEMENT


          AGREEMENT OF SALE AND AMENDMENT TO PURCHASE AGREEMENT dated as of May 15, 1999 (this "Agreement") by and between Westower Corporation, a Washington corporation (the "Company"), and BET Associates L.P., a Delaware limited partnership (the "Purchaser").

                                  BACKGROUND:
                                  ----------

          A. Pursuant to the Purchase Agreement dated as of May 11, 1998 (the "Original Purchase Agreement"), the Company heretofore issued its 7% Convertible Senior Subordinated Notes due April 30, 2007 in the aggregate principal amount of $15,000,000 (the "Notes") and its warrants to purchase 40,000 shares of common stock of the Company (the "Warrants"). The Purchaser is the holder of all the outstanding Notes and Warrants.

          B. The Company is party to an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") among the Company, SpectraSite Holdings, Inc., a Delaware corporation ("Parent"), and W Acquisition Corp., a Washington corporation ("Merger Sub") pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the "Merger").

          C. In order to fulfill the conditions set forth in the Merger Agreement, the Company and the Purchaser wish to enter into this Agreement.

          D. Capitalized terms used but not defined herein have the meaning specified in the Original Purchase Agreement.

                                  AGREEMENT:
                                  ---------

1.   Sale and Purchase of Notes.
     --------------------------

     (a) At or immediately prior to the time of the consummation of the Merger (the "Merger Closing Time"), but no earlier than June 4, 1999, the Purchaser agrees to sell, assign, transfer and deliver to the Company, and the Company agrees to purchase or cause to be purchased from the Purchaser, the Notes. The time of such sale and purchase is referred to herein as the "Closing Time." Neither party shall have any obligation hereunder with respect to the sale or purchase of the Notes if the Merger does not occur.
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     (b)  The purchase price to be paid for the Notes shall be $19,483,444 plus accrued and unpaid interest on the Notes to the date of purchase, payable in cash to be delivered by wire transfer of immediately available funds for credit to such account as the Purchaser shall direct against surrender of the Notes.

     (c) The Company and the Purchaser hereby agree that the "current conversion price" as defined in the Original Purchase Agreement, as adjusted pursuant to Section 6.4 of the Original Purchase Agreement, as of the date hereof is $24.6363.

2.   Exercise of Warrants.
     --------------------

     (a) At or immediately prior to the Merger Closing Time, the Purchaser hereby agrees to exercise the Warrants via cashless exercise in exchange for 11,702 shares of Common Stock of the Company. Neither party shall have any obligation under this Agreement with respect to the exercise of the Warrants unless the Merger occurs.

     (b) The Company and the Purchaser agree that the Exercise Price under the Warrants as of the date hereof is $22.6382 per share, and that such price reflects all of the adjustments provided for in Section 6 of the Warrant up to the date hereof.

3.   Waiver of Claims.  From and after the Closing Time, the Purchaser hereby
     ----------------
irrevocably waives its right to bring a claim against the Company or any affiliate thereof for the breach of any representation, warranty or covenant contained in the Original Purchase Agreement.

4.   Restrictions on Conversion and Disposition.  During the term of this
     ------------------------------------------
Agreement, the Purchaser shall not, directly or indirectly, without the prior written consent of the Company:

     (a)  convert the Notes or any portion thereof or exercise the Warrants; or

     (b) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of the Notes or the Warrants.

5.   Representations.  This Company represents and warrants to Purchaser that
     ---------------
(a) all material facts relating to the value of the Notes and the Warrants are disclosed in the Company's filings with the U.S. Securities and Exchange Commission or have been discussed at meetings of the Board of Directors of the Company at which Bruce E. Toll and/or Leonard M. Tannenbaum has been present;
(b) the execution, delivery and performance of this Agreement have been duly authorized by the Company; and (c) the execution, delivery and performance of this Agreement

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by the Company will not violate any law, regulation or agreement by which it is bound or to which it is subject.

6.   Representations of the Purchaser.  The Purchaser represents and warrants to
     --------------------------------
the Company that (a) the execution, delivery and performance of this Agreement have been duly authorized by the Purchaser; and (b) the execution, delivery and performance of this Agreement by the Purchaser will not violate any law, regulation or agreement by which it is bound or to which it is subject.

7.   Indemnification.  Each party shall indemnify and hold harmless the other
     ---------------
party from any losses or damages (including without limitation reasonable attorneys' fees and expenses) resulting from any breach of this Agreement by such party.

8.   Termination.  This Agreement (except Sections 1(c) and 2(b)) shall
     -----------
terminate immediately upon the earliest of (i) any termination of the Merger Agreement (whether as a result of the execution of a Superior Proposal (as defined in the Merger Agreement) or otherwise); (ii) the Merger Closing Time if the Closing Time has not occurred; or (iii) December 31, 1999.

9.   Full Force and Effect.  Except as specifically provided herein, the
     ---------------------
Original Purchase Agreement shall remain in full force and effect, and no party hereto waives any of its rights under the Original Purchase Agreement. In the event of any conflict between the Original Purchase Agreement and this Agreement, this Agreement shall control.

10.  Assignment.  The Company may assign the right to purchase the Notes to
     ----------
Parent or any affiliate of Parent, provided that no such assignment shall relieve the Company of any liability under this Agreement. The Company agrees to disclose all material facts relating to the Company and the Notes and Warrants to any assignee of its rights under this Agreement. Except as provided in the second preceding sentence, this Agreement may not be assigned or transferred in whole or in part by either party without the prior written consent of the other.

11.  Entire Agreement.  This Agreement contains the entire Agreement between the
     ----------------
parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

12.  Counterparts.  This Agreement may be executed by the parties hereto in
     ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

13.  Headings.  The headings and captions in this Amendment are for convenience
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of reference only and shall not define, limit or otherwise affect any terms or provisions hereof.

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14.  Expenses.  The Company agrees to pay the reasonable fees and expenses of
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counsel for the Purchaser incurred in connection with the negotiation, execution and performance of this Agreement.

15.  Governing Law.  This Amendment shall be governed by, and construed in
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accordance with, the laws of the State of Washington (other than any conflicts of laws or rules that might result in the application of laws of any other jurisdiction).

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                    WESTOWER CORPORATION


                                    By: /s/ Calvin J. Payne
                                        ----------------------------
                                       Name:  Calvin J. Payne
                                       Title: Chairman, President and
                                              Chief Executive Officer


                                    BET ASSOCIATES L.P.

                                    By:  BRU LLC, its general partner


                                    By: /s/ Bruce E. Toll
                                        ----------------------------
                                       Bruce E. Toll
                                       Member

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